UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 9, 2007

Cyberonics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19806	76-0236465
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Cyberonics Blvd., Houston, Texas		77058
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	2812287200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2007, Cyberonics, Inc. (the "Company") entered into an Employment Agreement (the "Agreement") with Gregory H. Browne, age 54, appointing him as Vice President, Finance and Chief Financial Officer effective immediately. Mr. Browne previously served as both Chief Executive Officer and Chief Financial Officer for several publicly traded healthcare companies. From May 2002 to June 2006, he was Chief Financial Officer at Amedisys, Inc., a home nursing company with revenues in excess of $600 million, during a period of substantial growth in revenue, profitability and market capitalization. From June 2006 to November 2006, Mr. Browne was a private investor, and from November 2006 to July 2007, he was a partner with Tatum, LLC, an executive services company. Prior to May 2002, he served as Chief Executive Officer for Ramsay Healthcare Inc., a provider of psychiatric services, and Ramsay-HMO, Inc., a health maintenance organization and also founded and served as President at PeopleWorks, Inc, a human resource outsourcing company.

On July 9, 2007, the Company issued a press release announcing the appointment of Mr. Browne as Vice President, Finance and Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1.

Pursuant to the Agreement, which terminates on June 1, 2009, Mr. Browne will receive an annual base salary of $265,000; he will participate in the Annual CEO Direct Reports Bonus Plan, pursuant to which he is eligible to receive an annual bonus, the target amount for which is 50% of his annual base salary at the end of each fiscal year subject to his achievement of certain bonus objectives set by the Compensation Committee of the Board at the outset of each fiscal year; and he will participate in the Annual CEO Direct Reports Overachievement Bonus Plan, pursuant to which he is eligible to overachieve the target amount of his annual bonus at the end of each fiscal year subject to his overachievement of certain bonus objectives set by the Compensation Committee of the Board at the outset of each fiscal year. The Agreement also provides for Mr. Browne to receive compensation in the form of two grants of the Company’s stock totaling 60,000 restricted shares, including (i) a grant of 30,000 shares of restricted stock on the next quarterly grant date under the Company’s Equity Incentives Grant Policy (the "Grant Date"), any and all restrictions on 7,500 of such shares to lapse on each of the first four anniversaries of the Grant Date; and (ii) a grant of 30,000 shares of restricted stock subject to vesting according to the achievement of performance measures to be established by the Compensation Committee within 180 days, such shares to be issued on the quarterly grant date following establishment of such performance measures. In the event of a termination of the Agreement by the Company without cause, as defined in the Agreement, Mr. Browne is entitled to receive, in addition to unpaid salary and any earned, but unpaid, bonus for a prior year, a lump sum payment equal to 150% of the sum of his annual base salary and the most recent bonus earned, or at his election, 150% of his annual based salary and vesting under grants of options or restricted shares of the number of shares that would have vested during the 12-month period following his termination date had he remained employed.

A copy of the Agreement is attached as Exhibit 10.1.

Also on July 9, 2007, the Company and Mr. Browne entered into a Severance Agreement that provides certain benefits during a protected period following a change of control as such terms are defined in the Severance Agreement. The initial term of the Severance Agreement commences on July 9, 2007 and continues through April 30, 2008, and, unless terminated by the Company on at least six months notice, the term automatically extends for successive one-year terms following expiration of the initial term. However, if a change of control (as defined in the Severance Agreement) occurs during the term of the agreement, the Severance Agreement cannot terminate until one year after the change of control. The Severance Agreement provides for the payment of (i) three times the sum of Mr. Browne’s annual base salary and target bonus amount; plus (ii) that portion of his annual base salary earned for the prior year and accrued for the current year to the date of termination but not paid, and all other amounts previously deferred or earned but not paid as of such date under all Company bonus or pay plans or programs. Additionally, the Severance Agreement provides that if any payments to Mr. Browne would be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code, a "gross-up" payment will be made to place him in the same net after-tax position as would have been the case if no excise tax had been imposed.

A copy of the Severance Agreement is attached as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

10.1 Employment Agreement dated July 9, 2007 between Gregory H. Browne and Cyberonics, Inc.

10.2 Severance Agreement dated July 9, 2007 between Gregory H. Browne and Cyberonics, Inc.

99.1 Press Release issued on July 9, 2007.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

July 13, 2007	By:	/s/ David S. Wise

Name: David S. Wise
Title: Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated July 9, 2007 between Gregory M. Browne and Cyberonics, Inc.
10.2	Severance Agreement dated July 9, 2007 between Gregory H. Browne and Cyberonics, Inc.
99.1	Press Release issued on July 9, 2007